Exhibit 10.4

May 11, 2004

Mr. Albert E. Smith

Executive Vice President

Integrated Systems & Solutions

Lockheed Martin Corporation

700 North Frederick Avenue

Gaithersburg, Maryland 20879

Dear Al:

This letter confirms our recent conversations and our agreement concerning your retirement from Lockheed Martin Corporation (the “Corporation”). We have agreed as follows:

1. You have advised the Corporation of your desire to retire next year. The Corporation would like for you to remain an employee until your retirement to ensure a smooth transition of your current duties as Executive Vice President of the Integrated Systems & Solutions business area and to assist the Chief Executive Officer of the Corporation in projects that take advantage of your years of experience in a number of the Corporation’s businesses. Accordingly, effective as of June 1, 2004, you will resign as Executive Vice President of the Integrated Systems & Solutions business area and will become Senior Advisor to the Chief Executive Officer of the Corporation. In that position you will report directly to the Chief Executive Officer of the Corporation and will work on those matters requested of you by the Chief Executive Officer. You will remain Senior Advisor to the Chief Executive Officer until you retire from the Corporation effective February 1, 2005. Subject to the Corporation’s compliance with the requirements of applicable law, the timing and nature of the announcement of your new position with the Corporation will be agreed upon by you, Dr. Coffman and Mr. Stevens.

2. Effective upon your resignation as Executive Vice President of the Integrated Systems & Solutions business area on June 1, 2004, you will no longer be considered an officer of the Corporation for purposes of the provisions of Section 16 of the Securities Exchange Act of 1934. Your status as an elected corporate officer will continue until your retirement on February 1, 2005.

3. Until your retirement on February 1, 2005, you will not accept employment from any other entity. During that period, however, you may continue to participate as a member of the Defense Science Board. You may serve as a member of other boards of for profit and not for profit entities provided that service on those boards does not conflict with the duties contemplated by this letter or create any actual or apparent conflict of interest with the Corporation and its affiliates.

4. During the period from June 1, 2004 until your retirement on February 1, 2005, you will maintain your primary office in your home and will be provided, on an as-needed basis, with part time administrative support and a visitor’s office at the Corporation’s headquarters in Bethesda, Maryland. In addition, you will be authorized for business travel as required from time to time. All business expenses and travel are subject to the Corporation’s policies and practices and approval by Edward S. Taft, Senior Vice President, Human Resources.

5. During the period from June 1, 2004 until your retirement on February 1, 2005, you will continue to receive base pay at your current rate of $690,000 per year and will be entitled to continue to participate in the Corporation’s health and welfare plans and savings plans in accordance with the terms and conditions of those plans. In addition, you will continue as a participant in the Corporation’s stock option and long term incentive plans and will be eligible for retirement and pension benefits under the Corporation’s retirement and pension plans in accordance with the terms and conditions of those plans. With regard to post-retirement benefits, you will be entitled to receive benefits under the post retirement life insurance, umbrella insurance and financial counseling arrangements sponsored by the Corporation based on and subject to the terms and conditions offered by the Corporation as of the date of your retirement.

6. For calendar year 2004, any annual bonus payable to you under the Corporation’s Management Incentive Compensation Plan will be based on the following:

•	your “personal rating” under the plan will be equal to your average personal rating under the plan for calendar years 2001, 2002 and 2003;

•	the “corporate rating” under the plan will be the actual corporate rating determined by the Board of Directors under the plan for calendar year 2004; and

•	if, based on the personal rating and corporate rating described above, you are entitled to a bonus for 2004, the bonus will be paid upon the expiration of the revocation period contemplated by the Release and Covenant not to Compete Agreement in the form attached to this letter as Addendum A (the “Release and Noncompete Agreement”).

You will not be eligible to participate in the Management Incentive Compensation Plan or any other annual incentive compensation plan for calendar year 2005.

7. The Corporation has agreed to make a special termination payment to you in the amount of $345,000 following the execution by you of the Release and Noncompete Agreement, provided that the Release and Noncompete Agreement is executed by you no sooner than your last day of employment with the Corporation on January 31, 2005, is delivered by you to the Corporation (to the attention of the Senior Vice President, Human Resources) no later than February 7, 2005, and is not revoked by you prior to the revocation date specified in the Release and Noncompete Agreement.

8. Except for any payments to you under the Release and Noncompete Agreement in accordance with paragraph 7 above and the terms and conditions of the Release and Noncompete Agreement, you have agreed that you will not be entitled to and will not receive any severance or termination benefits in connection with your termination of employment with, or retirement from, the Corporation.

9. You acknowledge that throughout the duration of your employment with the Corporation, you have had access to and may have generated a substantial amount of information that is proprietary and confidential to the Corporation. Additionally, you may have had access to certain third-party proprietary information that had been provided in confidence to the Corporation. In consideration of your employment by the Corporation, you have undertaken an obligation, both during and following your employment, not to use or disclose to others, any Proprietary Information, except as authorized by the Corporation. “Proprietary Information” means any information of the Corporation or of others that has come into the Corporation’s or your possession, custody or knowledge in the course of your employment that has independent economic value as a result of its not being generally known to the public and is the subject of reasonable means to preserve the confidentiality of the information. “Proprietary Information” includes but is not limited to information, whether written or otherwise, regarding the Corporation’s earnings, expenses, marketing practices, cost estimates, forecasts, bid and proposal practices and data, financial data, trade secrets, products, procedures, inventions, systems or designs, manufacturing or research processes, material sources, equipment sources, customers and prospective customers, business plans, strategies, buying practices and procedures, prospective and executed contracts and other business arrangements or business prospects, except to the extent such information becomes readily available to the general public lawfully and without breach of a confidential, contractual, or fiduciary duty.

By signing below, you acknowledge and agree that you have a continuing obligation to not use or disclose Proprietary Information. Further, all materials to which you have had access, or which were furnished or otherwise made available to you in connection with the services performed for the Corporation shall be and remain the property of the Corporation. All such materials, documents and information, including any Proprietary Information and all copies thereof shall be returned by you promptly to the Corporation upon your retirement on Feburary 1, 2005.

The Corporation and you each acknowledge and agree that the provisions regarding confidentiality in this paragraph 9 shall not affect your obligation to cooperate with any U.S. government investigation or to respond truthfully to any lawful governmental inquiry or to give truthful testimony in court.

10. You acknowledge and agree that your right to receive the bonus contemplated by paragraph 6 above and your right to receive the payment under the

Release and Noncompete Agreement in accordance with paragraph 7 above are expressly subject to your compliance with the terms and conditions of this letter, the execution by you of the Release and Noncompete Agreement in accordance with paragraph 7 above, and the expiration of the revocation period under the Release and Noncompete Agreement without the exercise of your revocation right.

11. By signing below, you acknowledge that the Corporation may be required under applicable law to provide a copy of this letter and the Release and Noncompete Agreement to the Securities and Exchange Commission or to include a copy of this letter and the Release and Noncompete Agreement as an exhibit to the Corporation’s periodic reports filed with the Securities and Exchange Commission. You hereby consent to any such disclosure of the terms and conditions of this letter and the Release and Noncompete Agreement and any other disclosure required by applicable law, rule or regulation.

12. Unless the context otherwise requires, references in this letter to the “Corporation” include Lockheed Martin Corporation and its affiliates, as well as predecessors and successors of Lockheed Martin Corporation and its affiliates.

13. This letter and the Release and Noncompete Agreement shall be governed by and interpreted in a manner consistent with the laws of the State of Maryland without reference to the principles of conflicts of law.

By signing below, you acknowledge that the Corporation has advised you to consult with a lawyer prior to signing this letter and that the letter accurately reflects our agreement to the terms and conditions of your termination of employment with the Corporation upon your retirement effective as of February 1, 2005.

Sincerely,

LOCKHEED MARTIN CORPORATION

By:	/s/
Edward S. Taft
Senior Vice President, Human Resources

ACCEPTED AND AGREED TO
AS OF THE 11 DAY OF MAY 2004

/s/
Albert E. Smith

ADDENDUM A

Important Notice: You are advised to read this Release and Covenant Not To Compete Agreement carefully and to consult with a lawyer prior to signing it. To be eligible for any bonus payable to you under the Lockheed Martin Management Incentive Compensation Plan for 2004 and the special termination payment of $345,000, you must sign this Release no sooner than your last date of employment (January 31, 2005) and deliver the executed Release to Lockheed Martin Corporation (attention Senior Vice President, Human Resources) on or before February 7, 2005.

RELEASE AND COVENANT NOT TO COMPETE AGREEMENT

Lockheed Martin Corporation (the “Corporation”) and I, Albert E. Smith, voluntarily enter into this Release and Covenant Not To Compete Agreement (“Agreement” or “Release”) and agree as follows:

Benefits Payable. In consideration of the payment of a bonus for 2004 under the Corporation’s Management Incentive Compensation Plan and the special termination payment and the other benefits provided to me (collectively, the “Special Termination Package”), as described in the letter agreement dated May 11, 2004, between the Corporation and me (“Letter”), the terms of which are incorporated herein by reference, on my own behalf and on behalf of my successors, assigns and representatives, I hereby irrevocably and unconditionally release any and all Claims, as described below, that I may now have against the Released Parties listed below. I agree that the Special Termination Package is greater in value than any benefit to which I am otherwise entitled.

Claims not Released. By this Release, I am not releasing any rights to benefits that I may be entitled to under any of the Corporation’s retirement plans or programs or any of the Corporation’s plans providing for post-retirement health and welfare benefits, or any rights to enforce the terms of the Letter or this Agreement.

Claims Released. Subject only to the exceptions noted in the previous paragraph, I agree to waive and fully release any and all claims of any nature whatsoever (known and unknown), promises, causes of action or similar rights of any type (“Claims”) that I may now have or have had with respect to any of the Released Parties listed below. These Claims released include, but are not limited to, claims that in any way relate to my employment with the Corporation or the termination of that employment; any claims for monetary damages, wages, bonuses, commissions, unused sick pay; any claims to severance or similar benefits; any claims to expenses, attorneys’ fees or other indemnities; or claims for other personal remedies or damages sought in any legal proceeding or charge filed with any court, federal, state or local agency either by me or by a person claiming to act on my behalf or in my interest.

ADDENDUM A

I understand that the Claims I am releasing might have arisen under many different local, state and federal statutes, regulations, case law and/or common law doctrines. By this Release, I specifically, but without limitation, agree to release all of the Released Parties from Claims under the following:

Antidiscrimination laws, such as Title VII of the Civil Rights Act of 1964, as amended, and Executive Order 11246 (which prohibit discrimination based on race, color, national origin, religion, or sex); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based on race or color); the Age Discrimination in Employment Act, including the Older Worker Benefit Protection Act, and Executive Order 11141 (which prohibit discrimination based upon age); the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Equal Pay Act (which prohibits paying men and women unequal pay for equal work); or any other local, state or federal statutes prohibiting discrimination or retaliation on these or any other grounds or otherwise governing the employment relationship.

Federal Employment laws, such as the WARN Act (which requires that advance notice be given of certain workforce reductions); the Employee Retirement Income Security Act of 1974 (which, among other things, protects employee benefits); Fair Labor Standards Act of 1938 (which regulates wage and hour matters); the Family and Medical Leave Act of 1993 (which requires employers to provide leave of absence under certain circumstances); and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

Other laws, such as federal, state, or local laws restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or covenants; any other federal, state or local laws providing relief for alleged wrongful discharge, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, invasion of privacy, violation of public policy and similar or related claims.

I warrant that I have not assigned or transferred any Claims described in this Release to any third parties.

Unknown claims. This release extends to all Claims that I may now have, even Claims unknown at this time, and to the extent applicable is an express waiver by me of the protection of Section 1542 of the Civil Code of California or any other similar provision under any other state’s laws. Section 1542 of the Civil Code states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.”

(For the purposes of this Release of Claims, I would be considered the “creditor” and the Corporation would be considered the “debtor”).

ADDENDUM A

Released Parties. “Released Parties” includes the Corporation, its affiliates, subsidiaries, and related companies, partnerships, or joint ventures; and with respect to each of them, all predecessors and successors; and with respect to each entity, all past and present employees, directors, officers, shareholders, representatives, agents, attorneys, assigns, insurers and any other persons acting by, through or under, or in concert with any of the persons or entities listed in this paragraph.

Covenant Not To Compete. In exchange for the consideration described above and in the Letter, I hereby agree, among other things, during the three year period following the termination of my employment with the Corporation, I will not, on my own or in association with others, either be directly or indirectly employed by or engaged in or be associated with or tender advice or services as an employee, director, officer, advisor, partner, consultant or otherwise by or with a Competitor. During that three year period, I also agree not to interfere with, disrupt, or attempt to interfere with or disrupt the relationship, contractual or otherwise, between the Corporation and any customer, supplier or employee of the Corporation with whom I had contact with or responsibility for while I was employed by the Corporation. For purposes of this Agreement, “Competitor” shall mean The Boeing Company, General Dynamics Corporation, Northrop Grumman Corporation, the Raytheon Company, United Technologies Corporation, Honeywell International Inc. or any successor to all or part of the business of any such company as a result of a merger, reorganization, consolidation, spin-off, split-up, acquisition, divestiture, operation of law or similar transaction. Notwithstanding the foregoing, in the event that I am engaged as an employee, director, officer, advisor, partner, consultant or otherwise with an entity that at the time of such engagement is not affiliated with a Competitor and has not announced an intention or agreement to become affiliated with a Competitor, and subsequent to the date on which I become so engage the entity becomes an affiliate of or is acquired by a Competitor, I shall not be prohibited from continuing that engagement provided that the scope of my responsibilities may not be enlarged beyond the business of the entity with which I initially become so engaged.

I understand and agree that the duration and area for which these restrictions are to be effective are fair and reasonable in light of the consideration paid under this Agreement. I agree and acknowledge that these restrictions are reasonably required for the protection of the Corporation’s legitimate business interests from unfair competition as a result of the high level executive and management positions I have held within the Corporation and my attendant access to and extensive knowledge of the Corporation’s confidential and proprietary property and information, including trade secrets, customer and supplier relationships and good will.

I acknowledge that the Corporation’s remedies at law may be inadequate to protect the Corporation against any actual or threatened breach of the provisions of this Covenant Not To Compete, and, therefore, without prejudice to any other rights and remedies otherwise available at law or in equity (including but not

ADDENDUM A

limited to, an action for damages), the Corporation shall be entitled to the granting of injunctive relief in its favor without proof of actual damages or the posting of any bond or other security and to specific performance of any such provisions of this Covenant Not To Compete.

It is the desire and intent of the parties that the provisions of this Covenant Not to Compete shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Covenant Not to Compete is adjudicated to be invalid or unenforceable, this Covenant Not to Compete shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable (or in the case of the duration of the restrictions imposed by this Covenant Not to Compete, the period of these restrictions shall be shortened to the period that is determined to be permissible), such deletion (or modification) to apply only with respect to the operation of this Covenant Not to Compete in the particular jurisdiction in which such adjudication is made.

Other provisions. The parties agree that this Release prohibits my ability to pursue any Released Claims or charges against the Released Parties seeking monetary relief or other remedies for myself and/or as a representative on behalf of others.

This Release does not affect my ability to cooperate with any future ethics, legal or other investigations or proceedings, whether conducted or initiated by the Corporation, a governmental agency or any other third party. I agree and covenant that I will, to the extent reasonably requested by the Corporation, cooperate with and serve in any capacity requested by the Corporation in any pending or future litigation or investigations in which the Corporation is a party and regarding which I, by virtue of my employment with the Corporation, have knowledge or information relevant to the litigation or investigation. I further agree and covenant that, in any such litigation or investigation, I will, without the necessity for a subpoena, provide in any jurisdiction in which the Corporation requests, truthful testimony relevant to the litigation or investigation.

A determination by a court or arbitrator that any provision of this Release is invalid, illegal or unenforceable shall not affect the validity, legality or enforceability of any other provision of this Release.

For the purposes of the Letter and the Release, the term “Corporation” includes Lockheed Martin Corporation and its affiliates as well as the predecessors and successors of Lockheed Martin Corporation and its affiliates.

This Release, together with the Letter, contains all of the representations and agreements between me and the Corporation relating to my termination of employment, and supersedes any prior agreements or representations between us as to the subjects covered herein. This Release may be modified, supplemented or superseded only in a written document signed by both parties.

ADDENDUM A

This Release shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to the choice of law or conflict of law provisions thereof.

By signing below, in addition to releasing all Claims described herein, I acknowledge that:

a)	I have been advised to consult with a lawyer prior to signing this Release.

b)	I was given more than 21 days to review and consider the terms of this Release.

c)	I understand that I must sign this Release no sooner than my last day of employment with the Corporation (which is January 31, 2005) and must deliver this signed Release to the Corporation in the care of the Senior Vice President, Human Resources, whose office is located at 6801 Rockledge Drive, Bethesda, Maryland 20817, so that it is received by the Corporation on or before the close of business on February 7, 2005.

d)	I understand that I may revoke this Release within seven calendar days from the date of signing, in which case this Release shall be null and void and of no force and effect on the Corporation or me, and that this Release shall not become effective or enforceable until the revocation period has expired. I further understand and acknowledge that to be effective, the revocation must be in writing and either personally delivered, sent certified mail, return receipt requested, or overnight delivery service to the Corporation in the care of the Senior Vice President, Human Resources, whose office is located at 6801 Rockledge Drive, Bethesda, Maryland 20817 by 5:00 p.m. on or before the seventh calendar day after I sign this Release. If I revoke this Release on the last day of the revocation period (on the seventh calendar day after signing the Release), then I agree that I will fax the revocation notice to the Senior Vice President, Human Resources, at 301-897-6758 such that it is received by 5:00 p.m. on that day and will then follow up by sending the original revocation via certified mail or overnight delivery to the Senior Vice President, Human Resources, at the above address.

e)	I have read this Release, and I am fully aware of the legal effects of the Release. I have chosen to execute the Release freely, without reliance upon any promises or representations made by the Corporation other than those contained or referenced in this Release.

f)	I understand that I will receive any bonus for 2004 due me under the Corporation’s Management Incentive Compensation Plan and the payment of $345,000 contemplated by the Letter and this Release in a lump sum, less applicable tax withholdings, within 10 days of the expiration of the seven-day revocation period, provided that I do not revoke this Release within the seven-day revocation period.

SIGNED this              day of              2005.

ADDENDUM A

Albert E. Smith

EXECUTED RELEASE RECEIVED BY LOCKHEED MARTIN CORPORATION ON

Date:

By:
Edward S. Taft
Senior Vice President, Human Resources